Exhibit 10.18

EMPLOYMENT AGREEMENT

This Agreement dated as of September 16, 2008.

BETWEEN:

Heli-One Canada Inc., incorporated pursuant to the laws of Canada, having a head office in Richmond, British Columbia

(“CHC”)

AND:

Neil Calvert, of [home address]

(“Executive”)

WHEREAS CHC wishes to continue to employ the Executive in the position of President of the Heli-One division of the CHC group of companies;

AND WHEREAS CHC and the Executive wish to provide for the following revised compensation to be paid to the Executive and other matters respecting his employment by CHC;

THEREFORE CHC and the Executive in consideration of the mutual covenants contained herein agree as follows:

1.	EMPLOYMENT

1.1 CHC acknowledges the Executive will continue to be employed as President Heli-One. The Executive agrees to perform all duties and services commensurate with his position and as may be reasonably assigned or delegated to him from time to time by the President and Chief Executive Officer of CHC.

1.2 The Executive agrees to devote his full time and effort and attention to the business, operations and affairs of CHC, its affiliates and associated companies.

1.3 The Executive agrees that the employment created hereby may be with such affiliate of CHC as CHC may designate from time to time for the purpose of employing executives of CHC.

2.	TERM OF EMPLOYMENT

This Agreement shall be for an indefinite term subject to the right of CHC or the Executive to terminate it in accordance with the provisions set out in paragraph 5 thereof.

3.	COMPENSATION

The Executive shall be paid the following compensation:

3.1 Base Salary. CHC shall pay the Executive a base salary (the “Base Salary”) of CDN$400,000.00 per annum. At the end of each fiscal year, CHC shall review the amount of the Executive’s Base Salary and shall maintain or increase such Base Salary for the following year to such amount as the Board may determine in its discretion. Base Salary shall be payable in accordance with CHC’s normal payroll practices as in effect from time to time.

3.2 Vacation. The Executive shall be entitled to four (4) weeks vacation per annum. The vacation shall be taken at a time mutually convenient to CHC and the Executive and in accordance with CHC’s vacation policy.

3.3 Incentive Plans. The Executive shall be eligible to participate in the Senior Management Short-Term Incentive Plan (“STIP”), the Share Option Plan and the Special Share Plan (collectively, the “Plans”) provided that eligibility to participate in the Plans is governed by the terms thereof.

3.4 Other Compensation Arrangements. The Executive shall be eligible to participate in other bonus, compensation and stock option arrangements as approved from time to time by CHC’s Board of Directors.

3.5 Automobile. CHC will provide the Executive with an automobile allowance of CDN$900.00 per month and shall pay all reasonable operating costs for the use of the vehicle.

3.6 Other Benefits. The Executive shall be entitled to participate in all employee insurance and other benefit plans as may be provided by CHC to its executive employees which may include medical, dental, insurance and other plans as may be introduced, changed or terminated from time to time by CHC.

3.7 Pension Plan. The Executive will be eligible to participate in CHC’s designated defined contribution pension plan in accordance with the terms of that plan.

4.	EXPENSES

CHC shall promptly reimburse the Executive for:

4.1 All reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities hereunder, upon presentation of expense vouchers or other appropriate documentation.

4.2 All reasonable professional expenses, such as licenses and dues and professional educational expenses, paid or incurred by the Executive during the Term.

4.3 The costs of a cellular telephone, including the monthly fees related to such device.

5.	TERMINATION

This Agreement may be terminated by CHC or by the Executive in accordance with the terms of this paragraph.

5.1 Definitions. For the purpose of this paragraph the following terms shall have the following meaning:

(a)	“Cause” shall mean:

(i)	the Executive’s wilful and continued failure to substantially perform the duties and responsibilities of his position;

(ii)	an act of gross negligence on the part of the Executive in the performance of the duties and responsibilities of his position;

(iii)	the commission by the Executive of any activity constituting a violation or breach under any material federal, provincial or local law or regulation applicable to the activities of CHC;

(iv)	fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of CHC by the Executive; or

(v)	the Executive’s admission or conviction of, any offence that, in the judgment of the Board, adversely affects CHC’s reputation or the Executive’s ability to carry out his responsibilities under this Agreement.

(b)	“Permanent Disability” shall mean a physical or mental disability such that the Executive is substantially unable to perform those duties that the Executive would otherwise be expected to perform and the non-performance of such duties has continued for any one hundred and twenty (120) consecutive days or one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months.

5.2 Termination for Cause

This Agreement may be terminated by CHC for Cause by giving the Executive written notice of its intention to terminate on the date specified in the notice. In the event that CHC determines the Executive may be subject to termination for reason of Cause as set out in 5.1(a)(i) above, CHC will give the Executive notice and, where applicable, a reasonable opportunity to remedy the Cause. If the Executive’s employment is terminated by CHC for Cause, CHC shall pay to the Executive all amounts properly due and owing up to the date of termination and shall have no further obligations to the Executive under this Agreement.

5.3 Termination for Death or Disability

This Agreement will be terminated, upon the death of the Executive or upon the Executive becoming permanently disabled. While CHC will attempt to accommodate any permanent disability suffered by the Executive, CHC and the Executive recognize it is a fundamental term of this Agreement that the Executive be able to actively attend at work in British Columbia and, when necessary, to travel globally. The Executive acknowledges and agrees that given the nature of CHC’s business and the critical importance of the Executive’s position in the operations of CHC, it would constitute an unreasonable accommodation on the part of CHC to operate without the services of the Executive for more than one hundred and twenty (120) consecutive days or for more than one hundred and eighty (180) non-consecutive days in any twelve (12) consecutive months. Further, the Executive acknowledges that it would be impractical for CHC to hire a replacement for the Executive, unless the replacement is hired on a permanent basis. In the event that the Executive’s employment is terminated as a result of death or disability, CHC shall pay to the Executive or to the Executive’s estate the amounts set out in paragraph 5.4(a) of this Agreement.

5.4 Termination by CHC other than for Cause, Disability or Death

(a)	CHC may terminate the employment of the Executive on written notice to the Executive and upon such termination shall provide to the Executive:

(i)	Base salary accrued to the date of termination;

(ii)	Bonus accrued in the year of termination pro-rated according to the number of days in the year worked, divided by 365. Such pro-rated bonus amount will be calculated by adding the total amount of bonuses earned by the Executive in the two (2) years immediately preceding the year in which the termination occurs and dividing that amount by two (2);

(iii)	Any expense amounts properly accruing to the Executive pursuant to paragraph 4;

(iv)	In addition to the above, the Executive shall be entitled to:

(1)	an amount equal to twelve (12) months plus one (1) month for each year or partial year of a service to a maximum of twenty-four (24) months of the Executive’s then Base Salary;

(2)	an amount equal to twelve (12) months plus one (1) month for each year or partial year of service to a maximum of twenty-four (24) months of the Executive’s Annual Bonus. The Annual Bonus will be calculated by adding the total amount of bonus earned by the Executive in the two (2) years immediately preceding the year in which the termination occurs and dividing that amount by two (2);

(3)	subject to the terms and conditions of the applicable benefit plan, the continuation of the Executive’s medical and insurance benefits, as set out in paragraph 3.6 of this Agreement for a period of time equivalent to the number of months set out in paragraph 5.4(a)(iv)(1).

(b)	The Executive understands and agrees that prior to receiving the payments noted in paragraphs 5.4(a), he will sign a general release in a form satisfactory to CHC and to the Executive.

5.5 Resignation by the Executive

The Executive shall have the right to terminate this Agreement upon giving CHC at least six (6) months prior written notice of resignation. CHC may, at its option, waive such notice and if it does so, the Executive shall be deemed to have resigned as of the date CHC waives such notice. The Executive shall have no further right or entitlement against CHC following the effective date of his resignation

5.6 No Further Payments

The Executive acknowledges and agrees that unless otherwise expressly agreed in writing between the Executive and CHC, the Executive shall not be entitled, by reason of the Executive’s employment with CHC or by reason of any termination of such employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for in this Agreement.

6.	INDEMNIFICATION

The Executive shall at all times during employment by CHC, and thereafter, be indemnified by CHC to the fullest extent permitted by applicable law for any matter relating to or arising from the reasonable and Iawful performance of the Executive’s duties with CHC and/or its subsidiaries; provided, however, that if the Executive’s employment shall have been terminated by CHC for Cause, then CHC shall have no obligations whatsoever to indemnify the Executive for any claim arising out of the matter for which his employment shall have been terminated for Cause. Further, CHC shall have no obligation whatsoever to indemnify the Executive for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.

7.	CONFIDENTIAL INFORMATION

7.1 The Executive acknowledges that, by reason of the Executive’s employment with

CHC, the Executive will have access to Confidential Information, as hereinafter defined, of CHC, that CHC has spent time, effort and money to develop and acquire. For the purposes of this paragraph 7, any reference to “CHC” shall mean CHC and its affiliates and subsidiaries. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of CHC (including the Executive) or received by CHC from an outside source which is maintained in confidence by CHC or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of CHC pertaining to:

(a)	any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of CHC or that result from its marketing, research and/or development activities;

(b)	the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(c)	any information relating to the relationship of CHC with any personnel, suppliers, principals, investors, contacts or prospects of CHC and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(d)	any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(e)	financial information, including CHC’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(f)	any information relating to the present or proposed business of CHC.

7.2 The Executive acknowledges that the Confidential Information is a valuable and unique asset of CHC and that the Confidential Information is and will remain the exclusive property of CHC.

7.3 The Executive agrees to maintain securely and hold in strict confidence all

Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive’s association with CHC. The Executive agrees that, both during the term of this Agreement and after the termination of the Executive’s employment with CHC, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform the Executive’s duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

7.4 The Executive understands that CHC has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which CHC has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

7.5 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and CHC shall be considered the author thereof.

7.6 The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of CHC, including all Confidential Information which is in the Executive’s possession or under the Executive’s control are the property of CHC and that the Executive will return same and any copies of same to CHC immediately upon termination of this Agreement or at any time upon the request of CHC.

8.	DISCLOSURE OF DISCOVERIES, IDEAS AND INVENTIONS

8.1 Any new technology, knowledge or information developed by the Executive related to the business of CHC during the term of this Agreement shall be the exclusive property of CHC to the extent that such technology, knowledge or information is owned by the Executive.

8.2 The Executive acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, during the course of his employment with CHC pursuant to this Agreement or any previous employment agreements or arrangements between the Executive and CHC, whether or not conceived, developed, reduced to practice or made during the Executive’s regular working hours or on the premises of CHC (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of CHC and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to CHC. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and CHC will be considered the author thereof.

8.3 The Executive shall disclose promptly to CHC, its successors or assigns, any Inventions.

8.4 The Executive hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to CHC or its nominee.

8.5 Whenever requested to do so by CHC, the Executive shall execute any and all applications, assignments or other instruments which CHC shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect CHC’s interest in the Inventions and shall assist CHC in every proper way (entirely at CHC’s expense, including reimbursement to the Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

8.6 The Executive hereby waives for the benefit of CHC and its successors and assigns any and all moral rights in respect of any Inventions.

9.	NON-COMPETITION

9.1 The Executive recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of CHC’s Global helicopter services and other businesses carried on by CHC and its affiliates and the manner in which such businesses are conducted. It is the express intent and agreement of the Executive and CHC that such knowledge and experience shall not be used in any manner which would be detrimental to the business interests of CHC and such affiliates whether during the currency of his employment by CHC or at any time following the termination of his employment with CHC. The Executive covenants and agrees with CHC that the Executive will not, without the prior written consent of CHC, at any time within a period of twenty-four (24) months following the termination of the Executive’s employment for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business of supplying global, national or local helicopter services.

9.2 The Executive shall not, for a period of twenty-four (24) months after the termination of employment for any reason, without the prior written consent of CHC, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by CHC or any affiliated company to leave such employment; or

(b)	any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of the Executive’s employment with CHC or any predecessor of CHC, been a customer of CHC, an affiliate company, or of any of their respective predecessors, provided that this subsection shall not prohibit the Executive from soliciting business from any such customer if the business is in no way similar to the business carried on by CHC, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with CHC or any affiliated company.

10.	INJUNCTIVE RELIEF

10.1 The Executive understand and agrees that the CHC has a material interest in preserving the relationships it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained in paragraphs 7, 8 and 9 are reasonably required for the protection of the CHC and its goodwill and that his agreement to same by his execution of this Agreement are of the essence to this Agreement and constitute a material inducement to the company to enter into this Agreement and to employ the Executive, and that the CHC would not enter into this Agreement absent such an inducement.

10.2 The parties recognize that a breach by the Executive of any of the covenants herein contained would result in damages to CHC and that CHC could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to CHC at law or in equity, CHC shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

10.3 The parties further agree that a breach by the Executive of any of the covenants contained in paragraphs 7, 8 and 9 will nullify and make void the obligation that CHC has to make the payments referred to in paragraph 5 and where such payments have already been made, the Executive agrees to reimburse CHC the amount paid. Where the Executive fails to reimburse CHC, the amount paid to the Executive shall be a debt due and owing from the Executive to CHC.

10.4 The parties agree that all restrictions in paragraph 9 of this Agreement are necessary and fundamental to the protection of the business of CHC and are reasonable and valid, and all defences to the strict enforcement thereof by CHC are hereby waived by the Executive.

11.	REPRESENTATION AND WARRANTY OF THE EXECUTIVE

The Executive represents and warrants that he is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent his entry into the employ of CHC or his performance of the terms of this Agreement.

12.	ENTIRE AGREEMENT; AMENDMENT

12.1 This Agreement contains the entire agreement between CHC and the Executive with respect to the subject matter hereof, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

12.2 The Executive acknowledges and agrees that this Agreement replaces and supercedes any previous employment agreement with CHC.

13.	ASSIGNABILITY

The services of the Executive hereunder are personal in nature, and neither this Agreement nor the rights or obligations of CHC hereunder may be assigned by CHC, whether by operation of law or otherwise, without the Executive’s prior written consent. This Agreement shall be binding upon, and inure to the benefit of, CHC and their permitted successors and assigns hereunder. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

14.	NOTICE

Any notice that may be given hereunder shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one (1) day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.

15.	NO THIRD PARTY BENEFICIARIES

Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives and the permitted transferees of the Options) any rights or remedies of any nature under or by reason of this Agreement.

16.	SUCCESSOR LIABILITY

CHC shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business assets of CHC to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CHC would be required to perform it if no such succession had taken place.

17.	MITIGATION

The Executive shall not be required to mitigate the amount of the payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement, except that CHC shall not be required to provide the Executive and his eligible dependents with medical insurance coverage as long as the Executive and his eligible dependents are receiving comparable medical insurance coverage from another employer.

18.	WAIVER OF BREACH

The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or nay part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

19.	NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 19 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their assigning any rights hereunder to the person or persons entitled thereto.

20.	ARBITRATION

Any dispute arising out of or relating to the application or interpretation of this Agreement shall be submitted to binding arbitration in accordance with the provisions of the Commercial Arbitration Act of British Columbia except for any dispute arising from paragraphs 8 through 11.

21.	SEVERABILITY

The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

22.	SURVIVAL OF BENEFITS

The obligations set out in paragraph 5 of this Agreement shall survive the expiration of the Term and shall remain binding upon CHC until such time as such benefits are paid in full to the Executive or his estate.

23.	EMPLOYMENT STANDARDS ACT

In the event that minimum standards in the Employment Standards Act, R.S.B.C. 1996, c. 113, or any other employment standards legislation, that may be applicable are more favourable to the Executive in any respect, including but not limited to the provisions herein in respect of notice of termination or vacation entitlement, the provisions of the Employment Standards Act, or such other applicable employment standards legislation, shall apply.

24.	CONSTRUCTION

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement.

25.	INDEPENDENT LEGAL ADVICE

The Executive agrees that the contents, terms and affect of this Agreement have been explained to him by a lawyer and are fully understood or that the Executive has waived his right to seek legal advice but fully understands and accepts the contents, terms and affect of this Agreement.

26.	PLAN OF ARRANGEMENT

This Agreement is subject to the successful completion of the contemplated plan of arrangement whereby First Reserve Corporation or its nominee shall acquire all of the outstanding shares of CHC.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Executive	Witness

Heli-One Canada Inc.

Sylvain Allard - CEO	Witness